Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Goldman 781-684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. SECOND QUARTER 2006 RESULTS

- Provides details on record quarterly results -

- Updates capital spending plans to meet growing demand -

- Company to host conference call at 9:00 a.m. ET -

Lionville, PA, August 3, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced financial results for the three and six month periods ended June 30, 2006, which included record quarterly sales and earnings per share. Consolidated sales of $240.2 million were 39% higher than in the second quarter of 2005, which resulted in earnings per diluted share from continuing operations of $0.62 in the current quarter, compared to $0.38 in the second quarter of 2005. Approximately 16 percentage points of the sales growth were attributed to pre-existing operations and 23 percentage points were attributed to businesses acquired since the beginning of the 2005 quarter.

As previously announced, the Company raised its sales and earnings guidance, indicating that it now expects diluted earnings per share from continuing operations to be between $1.82 and $1.88 for the year, excluding the $0.12 per diluted share after-tax charge for early extinguishment of debt and a $0.13 per diluted share tax benefit that related primarily to discontinued operations, both of which were reported in the first quarter of 2006.

Commenting on the results, Donald E. Morel, Jr., PhD, the Company’s Chairman and Chief Executive Officer said, “The second quarter performance reflects the strength of the underlying markets for our injection-related products. That is driven primarily by increasing demand for injectable therapeutics and growing patient populations within key therapeutic product categories, for which our coated and Westar®-treated products are setting the standard. We are moving forward with plans to make significant investments over the next three years in our global manufacturing infrastructure in order to continue to participate in and build on that growth.”

Pharmaceutical Systems Segment

Pharmaceutical Systems sales grew to a record $166.4 million in the second quarter of 2006 from $139.5 million in the prior year quarter, an increase of 19.3%. Three percentage points of the growth, or $4.2 million, were attributed to the revenues generated by Medimop Medical Projects, Ltd, which was acquired in August 2005. Excluding the effect of that acquisition, both the

Europe/Asia Pacific and the Americas regions contributed roughly equally to the growth in sales in dollar terms. Currency translation did not measurably affect sales or profitability when compared to the 2005 quarter. Notable product growth continues to be in prefilled syringe components, and in pharmaceutical packaging components employing FluroTec®, Teflon® and other advanced coating products.

Gross margins in the Pharmaceutical Systems segment improved to 36% in the quarter, from 32.3% in the second quarter of 2005. This improvement represents a more profitable sales mix, driven by growth in high value products, including coated pharmaceutical closures, prefilled syringe components and Westar treated components, combined with the operating leverage that comes from higher production volumes. Production efficiencies and selling price increases more than offset the effects of higher raw material and energy costs in the quarter. Quarterly operating profit in this business segment was $38.0 million, or 22.8% of sales, compared to $26.5 million, or 19.0% of sales in the prior year period. This resulted from the higher gross profit margins and SG&A costs that grew more slowly than sales in the period. SG&A increases in the segment were attributed primarily to increased employment-related costs, including pension costs, and the inclusion of the SG&A costs of the acquired Medimop business in the current period.

Commenting on the segment, Dr. Morel said, “Pharmaceutical Systems had an exceptional quarter. The sales gains in coated products strengthened the mix and, at the same time, record production output, selling price increases and lean manufacturing efforts more than offset rising commodity and energy costs. Although some of the volume increase was attributable to our customers’ production and inventory management plans, we expect to see solid sales and profitability growth in the second half of the year but not at the pace experienced in the first two quarters.”

The Tech Group Segment

Tech Group sales were up sharply in the quarter, from $35.8 million in the second quarter of 2005 to $76.5 million in the current period, including both the larger Tech Group business, acquired in May of 2005, and West’s similar, pre-existing business. The acquired business accounted for $38.4 million of the increase, approximately 20% of which relates to the Exubera® inhalation powder device. The balance was attributed to volume increases in re-sealable threaded closures for juice and dairy applications, over-the-counter medication containers, baby nurser assemblies and inter-segment sales of plastic components for the Pharmaceutical Systems’ Flip-Off® seals for pharmaceutical vials.

Gross profit grew from $5.6 million in the 2005 period to $10.5 million, of which $4.9 million was contributed by the businesses acquired in May 2005. Gross profit margin of 13.8% in the quarter was 1.7 percentage points lower than the prior year period. The reduction was attributed to lower average margins in the acquired business than in West’s pre-existing business, narrower margins on tooling and development services revenue, and the effects of some customer–driven project start-up delays on plant utilization. Tech Group provides customized manufacturing and product assembly and capacity is not easily shifted from one product to another when customers delay planned purchases, which results in underutilization of dedicated assets and personnel and narrower profit margins. Material and overhead costs increased slightly faster than selling prices increased in the period.

Second quarter 2006 operating profit grew to $4.7 million from $2.8 million in the prior year period, with SG&A costs remaining 7.3% of sales in each period. The inclusion of the acquired business accounted for substantially all of the increase in this business segment’s SG&A costs.

Corporate and other items

Consistent with the first quarter 2006 results, domestic pension expense was $1 million higher in the second quarter than the 2005 period, as a result of actuarial re-measurement and investment performance through December 2005. Stock-based compensation costs declined by approximately $1.4 million, primarily due to changes to the Company’s employee stock purchase plan. Other corporate SG&A costs were only slightly higher in the second quarter when compared to the prior year quarter.

Interest expense was marginally lower in the quarter than in the prior year period, as the Company has lowered both its outstanding debt, by using operating cash flow to prepay floating rate debt, and its overall exposure to rising interest rates through the increased use of fixed rate debt since the second quarter of 2005. The Company’s effective tax rate in the quarter was 31.3%, down approximately one percentage point from the prior year period, primarily due to changes in the geographic sources of its operating profits. Income of affiliated companies was unchanged from the prior year quarter at $0.7 million. The 1.4 million increase in the number of shares considered outstanding for measuring quarterly diluted earnings per share had an approximately 4% dilutive effect compared to the prior year quarter.

The Company’s outstanding debt was $259.9 million at June 30, 2006, compared to $271.0 million at March 31, 2006 and the ratio of debt to total capital (debt divided by the sum of debt, minority interest and shareholders’ equity) stood at 39.8% compared to 42.3% at the end of the preceding quarter. For the second quarter, cash flow from operations was $50.4 million and capital spending was $15.4 million in the quarter, bringing the year-to-date capital spending total to $26.8 million.

Business Outlook and Guidance

In its July 19th announcement, the Company updated its guidance on revenue, profitability and earnings per diluted share for the year 2006. There is no change to the guidance provided in that announcement, which included annual revenue expectations of between $880 million and $900 million; a consolidated gross profit margin estimate of 28.0%; and, earnings per diluted share from continuing operations of between $1.82 and $1.88 per share, excluding certain first quarter 2006 items for early retirement of debt and a tax benefit, any adverse effects associated with the hostilities in Israel, and the effects of any subsequent changes in the relative values of the US dollar and other foreign currencies.

Sales growth was more pronounced in the first half as a result of a range of customer inventory and production management issues, including customers’ product launch-related inventory build up and accelerated production at customer plants ahead of production transfers or planned plant shut-downs for upgrades and expansion. As a result, second half sales growth expectations are reduced relative to those realized in the first two quarters of the year.

The cost of the Company’s primary raw materials (synthetic rubber, plastic resins and rolled aluminum),as well as other oil and energy-related material and overhead costs did not adversely impact consolidated results in the first half of the year. These are more likely to have an adverse impact on the second half of the year because of the timing of price and cost increases. The Company expects that for the full year its pricing, cost control and lean manufacturing efforts will more than offset those costs.

The Company noted that its current annual guidance reflects the expectation that the Israel-based Medimop operations will contribute approximately $15 million of sales and $4 million of operating profit to the Pharmaceutical Systems Segment results, or approximately $0.08 per share after taxes and minority interest, in the second half of 2006. Medimop products are manufactured by a third-party contract manufacturer located in northern Israel. Production has continued at that location but the hostilities in the area have reduced productivity, and there is a substantial risk of continued reductions and of longer-term interruptions as those hostilities continue.

In view of the rate of sales growth and market trends, the Company expects to accelerate the expansion of its production capacity in the next three years, sustaining annual capital spending of approximately $100 million per year. Incremental spending is focused on, but not limited to, expansions in the Company’s Europe and Asia/Pacific operating region. The Company currently expects 2006 capital spending of up to $95 million, but subject to project and capital equipment delivery delays that could defer some spending into 2007.

“If we are to capitalize on the opportunities in both business segments, most particularly in Pharmaceutical Systems, our production capacity must keep pace with the growth around the globe” said William Federici, West’s Chief Financial Officer. “Our plants are full or very nearly so and that has been great for profit margins, particularly this quarter. The expansion plans are consistent with our goal of sustaining growth and profitability in the long term.”

Conference Call

The Company will host its regular quarterly earnings release and analyst call, which is scheduled for 9 a.m. eastern daylight time on August 3, 2006. To participate in the call please dial (888) 843-9981 or (210) 234-0014, passcode: WST. A live web cast will be available along with an online archive of the broadcast that will be available within two hours of the live call and will remain on the Company’s web site until the next quarterly conference call. Listeners may also access a telephone replay of the conference call, available through Friday, August 18, 2006, by dialing (800) 944-1558 or (203) 369-3871, passcode: 4321.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: sales demand; timing and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; the successful integration of acquired businesses; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; the availability and cost of property and casualty insurance; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products, including products produced in northern Israel; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; and availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Westar®, Flip-Off® and FluroTec® are registered trademarks of West Pharmaceutical Services, Inc.

Exubera® is a registered trademark of Pfizer Inc.

Teflon® is a registered trademark of E.I. du Pont de Nemours and Company

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

			Three Months Ended				Six Months Ended
		June 30, 2006		June 30, 2005		June 30, 2006		June 30, 2005
Net sales	$240,200	100%	$173,000	100%	$463,000	100%	$322,400	100%
Cost of goods sold	169,700	70	122,400	71	325,600	70	225,400	70
Gross profit	70,500	30	50,600	29	137,400	30	97,000	30
Selling, general and administrative expenses	36,900	16	31,900	18	74,900	16	57,100	18
Restructuring credit	—	—	(1,400)	(1)	—	—	(1,400)	(1)
Other expense, net	1,500	1	200	—	2,200	1	1,300	—
Operating profit	32,100	13	19,900	12	60,300	13	40,000	12
Loss on debt extinguishment	—	—	—	—	5,900	1	—	—
Interest expense, net	2,800	1	2,900	2	5,800	1	4,800	1
Income before income taxes	29,300	12	17,000	10	48,600	11	35,200	11
Provision for income taxes	9,200	4	5,500	3	14,500	4	11,300	4
Minority interests	100	—	—	—	200	—	—	—
Income from consolidated operations	20,000	8%	11,500	7%	33,900	7%	23,900	7%
Equity in net income of affiliated companies	700		700		1,100		1,300
Income from continuing operations	20,700		12,200		35,000		25,200
Discontinued operations, net of tax	—		600		3,800		900
Net income	$20,700		$12,800		$38,800		$26,100
Net income per share:
Basic:
Continuing operations	$0.64	$0.39	$1.10	$0.82
Discontinued operations	0.00	0.02	0.12	0.03
	$0.64	$0.41	$1.22	$0.85
Assuming dilution:
Continuing operations	$0.62	$0.38	$1.05	$0.79
Discontinued operations	0.00	0.02	0.11	0.03
	$0.62	$0.40	$1.16	$0.82
Average common shares outstanding	32,076	30,978	31,910	30,812
Average shares assuming dilution	33,558	32,155	33,447	31,994

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Sales:	2006	2005	2006	2005
Pharmaceutical Systems	$166,400	$139,500	$326,400	$274,500
Tech Group	76,500	35,800	142,200	52,500
Eliminations	(2,700)	(2,300)	(5,600)	(4,600)
Consolidated Total	$240,200	$173,000	$463,000	$322,400

Operating Profit (Loss):
Pharmaceutical Systems	$38,000	$26,500	$73,800	$52,900
Tech Group	4,700	2,800	9,600	3,900
Restructuring Credit	—	1,400	—	1 ,400
Corporate costs	(6,700)	(6,500)	(15,400)	(11,400)
Contingent Share Rights	(900)	(1,000)	(1,900)	(1,700)
Stock Options & Employee Stock Plan	(700)	(2,000)	(1,200)	(2,500)
Domestic pension expense	(2,300)	(1,300)	(4,600)	(2,600)
Consolidated Total	$32,100	$19,900	$60,300	$40,000

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON (UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2006

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group		Consolidated		Consolidated
	Q2 2006	Q2 2005	Q2 2006	Q2 2005	Q2 2006	Q2 2005	Q2 2006	Q2 2005
Net Sales	$166.4	$139.5	$76.5	$35.8	$240.2	$173.0	$179.1	$154.6
Growth %	19.3%		113.7%		38.8%		15.9%

Gross Profit	$60.0	$45.0	$10.5	$5.6	$70.5	$50.6	$60.9	$47.8
Gross Margin %	36.0%	32.3%	13.8%	15.5%	29.4%	29.2%	34.0%	30.9%

Operating Profit	$38.0	$26.5	$4.7	$2.8	$32.1	$19.9	$27.8	$18.4
Operating Margin %	22.8%	19.0%	6.1%	7.8%	13.4%	11.5%	15.5%	11.9%

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2006

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group		Consolidated		Consolidated
	YTD 2006	YTD 2005	YTD 2006	YTD 2005	YTD 2006	YTD 2005	YTD 2006	YTD 2005
Net Sales	$326.4	$274.5	$142.2	$52.5	$463.0	$322.4	$349.0	$303.6
Growth %	18.9%		170.7%		43.6%		15.0%

Gross Profit	$116.6	$89.0	$20.8	$8.0	$137.4	$97.0	$118.6	$94.0
Gross Margin %	35.7%	32.4%	14.7%	15.3%	29.7%	30.1%	34.0%	31.0%

Operating Profit	$73.8	$52.9	$9.6	$3.9	$60.3	$40.0	$51.6	$38.4
Operating Margin %	22.6%	19.3%	6.8%	7.4%	13.0%	12.4%	14.8%	12.7%

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2006

(in thousands, except per share data)

	As Reported June 30, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP June 30, 2006
Operating profit	$60,300	$—	$—	$60,300
Loss on debt extinguishment	5,900	(5,900)	—	—
Interest expense, net	5,800	—		6,000
	48,600	5,900	(200)	54,300
Provision for income taxes	14,500	1,800	400	16,700
Minority interests	200	—	—	200
Income from consolidated operations	33,900	4,100	(600)	37,400
Equity in net income of affiliated companies	1,100	—	—	1,100
Income from continuing operations	$35,000	$4,100	$(600)	$38,500

Net income per diluted share:
Continuing operations	$1.05	$0.12	$(0.02)	$1.15

The Company incurred a $5,900 pre-tax charge in connection with the refinancing of $100 million of debt obligations and recognized a tax benefit of $400 as a result of the conclusion of a claim for an earlier tax period. Interest income of $200 was recorded on the tax benefit received.

The above items occurred in the first quarter of 2006 and have no impact on second quarter results.

These items represent non-GAAP financial measures used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.